Exhibit 12

                      THE CIT GROUP, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts In Millions)

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

                                                            Six Months Ended                  For the Years Ended
                                                                 June 30,                      December 31,
                                                            ----------------  --------------------------------------------------
                                                              1999     1998      1998       1997       1996       1995     1994
                                                              ----     ----      ----       ----       ----       ----     ----
Net income                                                   $188.2   $165.4   $  338.8   $  310.1   $  260.1   $  225.3   $201.1

Provision for income taxes                                    100.5     91.7      185.0      178.0      155.7      139.8    123.9
                                                             ------   ------   --------   --------   --------   --------   ------

Earnings before provision for income taxes                    288.7    257.1      523.8      488.1      415.8      365.1    325.0
                                                             ------   ------   --------   --------   --------   --------   ------
Fixed charges:
  Interest and debt expense on indebtedness                   554.1    502.4    1,040.8      937.2      848.3      831.5    614.0
  Minority interest in subsidiary trust holding solely
   debentures of the Company                                    9.6      9.6       19.2       16.3         --         --       --
  Interest factor - one third of rentals on
   real and personal properties                                 4.9      4.9        7.9        8.5        8.1        7.9      7.9
                                                             ------   ------   --------   --------   --------   --------   ------

  Total fixed charges                                         568.6    516.9    1,067.9      962.0      856.4      839.4    621.9
                                                             ------   ------   --------   --------   --------   --------   ------

    Total earnings before provision for income
     taxes and fixed charges                                 $857.3   $774.0   $1,591.7   $1,450.1   $1,272.2   $1,204.5   $946.9
                                                             ======   ======   ========   ========   ========   ========   ======

Ratios of earnings to fixed charges                           1.51x    1.50x      1.49x      1.51x      1.49x      1.44x    1.52x
                                                              =====    =====   ========   ========   ========   ========   ======
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